EXHIBIT (J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 87 to Registration Statement No. 33-12 on Form N-1A of our report dated December 29, 2008, relating to the financial statements and financial highlights of the North Track Funds Inc., including the Cash Reserve Fund appearing in the Annual Report on Form N-CSR of the North Track Funds, Inc. for the year ended October 31, 2008, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements and Report of Independent Registered Accounting Firm” in the Statement of Additional Information, which are part of this Registration Statement.

Milwaukee, WI

February 25, 2009